Exhibit 10.3
TO:	Keith Clark, Vice President/GM – Consumer & Industrial Business Unit
DATE:	August 8, 2007
FROM:	Angelo Brisimitzakis, President and Chief Executive Officer
SUBJECT:	Internal Job Offer

This memo is confirmation of the employment offer promoting you to the position of Vice President and General Manager, North America Highway Business Unit reporting to me.  The effective date will be January 1, 2008.

Base Salary Target AIP Target Total Cash	Current $257,000 50% $385,000	New $300,000 50% $450,000

As a Long Term Incentive Plan participant you will receive an award commensurate with your new position as determined by the Board in March, 2008.  Your performance will be reviewed during the performance review cycle (February/March, 2008) however you will not be eligible for a merit increase until April 1, 2009.

Please confirm your acceptance with your signature and date.

Signature                                                                                     Date